Exhibit 99.1

Moody's Corporation Reports Results for Second Quarter 2018

  2Q18 revenue of $1.2 billion up 17% from 2Q17
  2Q18 operating income up 16% from 2Q17; adjusted operating income up 17%1
  2Q18 diluted EPS of $1.94 up 20% from 2Q17; adjusted diluted EPS of $2.04, up 32%1
  Reaffirming FY 2018 diluted EPS and adjusted diluted EPS guidance ranges of $7.20 to $7.40 and $7.65 to $7.85, respectively1

NEW YORK--(BUSINESS WIRE)--July 27, 2018--Moody’s Corporation (NYSE:MCO) today announced results for the second quarter of 2018, as well as provided its current outlook for full year 2018.

“Moody’s second quarter revenue increased 17%, reflecting strong performance at Moody’s Analytics, driven by contribution from Bureau van Dijk, as well as record revenue for Moody’s Investors Service, primarily due to robust bank loan and collateralized loan obligation market activity,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “Additionally, we are reaffirming our full year 2018 guidance of $7.20 to $7.40 for diluted EPS and $7.65 to $7.85 for adjusted diluted EPS.”

SECOND QUARTER HIGHLIGHTS

Moody’s Corporation reported record revenue of $1.2 billion for the three months ended June 30, 2018, up 17% from the second quarter of 2017, including eight percentage points of growth attributable to Bureau van Dijk.

Operating expenses totaled $641.1 million, up 19% from the prior-year period, including 11 percentage points attributable to Bureau van Dijk operating expenses, amortization of acquired intangible assets, as well as non-recurring acquisition and integration expenses associated with the Bureau van Dijk acquisition (“Acquisition-Related Expenses”).

Operating income was $534.0 million, up 16% from the second quarter of 2017. Adjusted operating income, which excludes depreciation and amortization, as well as Acquisition-Related Expenses, was $584.4 million, up 17% from the prior-year period. Operating margin for the second quarter was 45.4% and the adjusted operating margin was 49.7%.

Diluted EPS of $1.94 was up 20% from the second quarter of 2017. Adjusted diluted EPS of $2.04 was up 32%. Second quarter 2018 adjusted diluted EPS excludes $0.10 per share related to amortization of acquired intangible assets and Acquisition-Related Expenses. Second quarter 2017 adjusted diluted EPS primarily excludes a $0.13 foreign currency hedge gain. Both second quarter 2018 diluted EPS and adjusted diluted EPS include a $0.02 per share tax benefit related to the adoption of accounting standard update ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting,” compared to a $0.05 per share tax benefit in the second quarter of 2017.

MCO SECOND QUARTER REVENUE UP 17%

Moody’s Corporation reported record second quarter revenue of $1.2 billion for the three months ended June 30, 2018, up 17% from the prior-year period.

U.S. revenue was $625.4 million, up 10%, and non-U.S. revenue was $549.7 million, up 27%. Revenue generated outside the U.S. constituted 47% of total revenue, up from 43% in the prior-year period. Foreign currency translation favorably impacted Moody’s revenue by 1%.

Moody’s Investors Service (MIS) Second Quarter Revenue Up 10%

Revenue for MIS for the second quarter of 2018 was $752.3 million, up 10% from the prior-year period. U.S. revenue was $451.2 million, up 9%, and non-U.S. revenue was $301.1 million, up 10%. Foreign currency translation favorably impacted MIS revenue by 1%.

Corporate finance revenue was $377.6 million, up 6% from the prior-year period. This result reflected strong bank loan issuance in the U.S. and Europe, partially offset by a decline in global investment grade and U.S. high yield bonds. U.S. corporate finance revenue was up 10% and non-U.S. revenue was approximately flat.

Structured finance revenue was $141.6 million, up 19% from the prior-year period. This result reflected broad strength in securitization markets, with particularly strong contribution from collateralized loan obligations (CLOs). U.S. and non-U.S. structured finance revenues were up 14% and 28%, respectively.

Financial institutions revenue was $120.6 million, up 18% from the prior-year period. This result reflected strong contribution from the global insurance sector, as well as the U.S. and Asia banking sectors. U.S. and non-U.S. financial institutions revenues were up 24% and 13%, respectively.

Public, project and infrastructure finance revenue was $108.1 million, up 3% from the prior-year period. This result primarily reflected contributions from EMEA infrastructure finance and sovereign and sub-sovereign issuers, partially offset by a decline in U.S. municipal issuance. U.S. public, project and infrastructure finance revenue was down 7%, while non-U.S. revenue was up 21%.

Moody’s Analytics (MA) Second Quarter Revenue Up 35%

Revenue for MA for the second quarter of 2018 was $422.8 million, up 35% from the prior-year period. U.S. revenue was $174.2 million, up 12%, and non-U.S. revenue was $248.6 million, up 57%. Foreign currency translation favorably impacted MA revenue by 2%. Organic MA revenue for the second quarter of 2018 was $342.8 million, up 9% from the prior-year period.

Research, data and analytics (RD&A) revenue was $279.9 million, up 55% from the prior-year period. U.S. RD&A revenue was $118.2 million, up 16%, and non-U.S. RD&A revenue of $161.7 million more than doubled. Bureau van Dijk’s revenue contribution of approximately $80 million reflects a $6 million reduction from the deferred revenue adjustment required under acquisition accounting rules. Organic RD&A revenue was $199.9 million, up 11%, driven by strength in sales of ratings data feeds and credit research.

Enterprise risk solutions (ERS) revenue was $105.5 million, up 8% from the prior-year period. This result was driven by continued strong demand for subscription products, particularly in the risk analytics and insurance segments. U.S. and non-U.S. ERS revenues were up 5% and 11%, respectively.

Professional services revenue was $37.4 million, up 5% from the prior-year period. This result reflected strong new sales and improved customer retention. U.S. and non-U.S. professional services revenues were up 1% and 8%, respectively.

SECOND QUARTER OPERATING EXPENSES AND INCOME

Second quarter 2018 operating expenses for Moody’s Corporation totaled $641.1 million, up 19% from the prior-year period. Eleven percentage points of this increase were attributable to Bureau van Dijk operating expenses, amortization of acquired intangible assets and Acquisition-Related Expenses. Other drivers of expense growth included additional compensation expense for merit increases and hiring. Foreign currency translation unfavorably impacted operating expenses by 1%.

Operating income was $534.0 million, up 16% from the second quarter of 2017. Adjusted operating income was $584.4 million, up 17% from the prior-year period. Foreign currency translation favorably impacted operating income and adjusted operating income by 2% each. Moody’s operating margin was 45.4% and the adjusted operating margin was 49.7%.

Moody’s effective tax rate for the second quarter of 2018 was 23.7%, down from 32.1% for the prior-year period. The decline in the tax rate primarily reflects a lower U.S. statutory tax rate.

FIRST HALF REVENUE UP 17%

Moody’s Corporation reported revenue of $2.3 billion for the first half of 2018, up 17% from the first half of 2017, including eight percentage points of growth attributable to Bureau van Dijk. U.S. revenue was $1.2 billion, up 7%, and non-U.S. revenue was $1.1 billion, up 30% from the prior-year period. Foreign currency translation favorably impacted Moody’s revenue by 2%.

MIS revenue totaled $1.5 billion for the first half of 2018, up 9% from the prior-year period. U.S. revenue was $884.6 million, up 6%. Non-U.S. revenue was $587.6 million, up 13%, and represented 40% of MIS revenue, up from 38% in the first half of 2017. Foreign currency translation favorably impacted MIS revenue by 2%.

MA revenue totaled $829.6 million for the first half of 2018, up 34% from the prior-year period. U.S. revenue of $338.5 million was up 9%. Non-U.S. revenue was $491.1 million, up 58%, and represented 59% of MA revenue, up from 50% in the first half of 2017. Foreign currency translation favorably impacted MA revenue by 3%. Organic MA revenue for the first half of 2018 was $676.1 million, up 9% from the prior-year period.

FIRST HALF OPERATING EXPENSES UP 19%

Operating expenses for Moody’s Corporation in the first half of 2018 totaled $1.3 billion, up 19% from the prior-year period. Twelve percentage points of this increase were attributable to Bureau van Dijk operating expenses, amortization of acquired intangible assets and Acquisition-Related Expenses. Other drivers of expense growth included additional compensation expense for merit increases and hiring. Foreign currency translation unfavorably impacted expenses by 2%.

Operating income was $1.0 billion, up 13% from the first half of 2017. Adjusted operating income was $1.1 billion, up 15% from the prior-year period. Foreign currency translation favorably impacted operating income and adjusted operating income by 3% each. Moody’s operating margin was 44.5% and the adjusted operating margin was 48.9%.

The effective tax rate for the first half of 2018 was 19.4%, down from 27.8% in the prior-year period, primarily due to a lower U.S. statutory tax rate and net uncertain tax position benefits related to a statute of limitations expiration and audit settlement.

Diluted EPS of $3.85 for the first half of 2018 was up 14% compared to the same period in 2017. Adjusted diluted EPS of $4.06 for the first half of 2018 was up 33% compared to the same period in 2017. First half 2018 adjusted diluted EPS excludes $0.21 per share related to amortization of acquired intangible assets and Acquisition-Related Expenses. First half 2017 adjusted diluted EPS primarily excludes a $0.31 non-cash, non-taxable gain from a strategic realignment and expansion involving Moody’s Chinese affiliate China Cheng Xin International Credit Rating Co. Ltd. (the “CCXI Gain”). Both first half 2018 diluted EPS and adjusted diluted EPS include an $0.18 per share tax benefit related to the adoption of accounting standard update ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting,” compared to a $0.15 per share tax benefit in the first half of 2017.

CAPITAL ALLOCATION AND LIQUIDITY

$122.1 Million Returned to Shareholders in the Second Quarter

During the second quarter of 2018, Moody’s repurchased 0.2 million shares at a total cost of $37.6 million, or an average cost of $167.05 per share, and issued 0.2 million shares as part of its employee stock-based compensation plans. Moody’s returned $84.5 million to its shareholders via dividend payments during the second quarter of 2018.

Over the first half of 2018, Moody’s repurchased 0.5 million shares at a total cost of $81.0 million, or an average cost of $163.80 per share, and issued a net 1.4 million shares as part of its employee stock-based compensation plans. The net amount includes shares withheld for employee payroll taxes. Moody’s also returned $168.6 million to its shareholders via dividend payments during the first half of 2018.

Outstanding shares as of June 30, 2018 totaled 191.9 million, approximately flat to June 30, 2017. As of June 30, 2018, Moody’s had approximately $450 million of share repurchase authority remaining.

In June 2018, Moody’s issued $300 million of 3.250% senior unsecured notes due 2021, the proceeds of which were used to repay a portion of an outstanding term loan. At quarter-end, Moody’s had $5.3 billion of outstanding debt and $910 million of additional borrowing capacity under its revolving credit facility.

Total cash, cash equivalents and short-term investments at quarter-end were $1.4 billion, up 20% from December 31, 2017. Cash flow from operations for the first half of 2018 was $777.3 million, an increase from $(40.6) million in the first half of 2017. Free cash flow for the first half of 2018 was $739.4 million, an increase from $(83.4) million in the first half of 2017. These increases in cash flow were largely due to payments the Company made in the first quarter of 2017 pursuant to its 2016 settlement with the Department of Justice and various states attorneys general.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2018

Moody’s outlook for 2018 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.32 to £1 and for the euro (€) of $1.17 to €1.

A full summary of Moody’s guidance as of July 27, 2018, is included in Table 12 – 2018 Outlook at the end of this press release.

CONFERENCE CALL

Moody’s will hold a conference call to discuss second quarter 2018 results as well as its 2018 outlook on July 27, 2018, at 11:30 a.m. Eastern Time (“ET”). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial into the call by 11:20 a.m. ET. The passcode for the call is 7935614.

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under “Featured and Upcoming Events and Presentations”. The webcast will be available until 3:30 p.m. ET on August 25, 2018.

A replay of the teleconference will be available from 3:30 p.m. ET, July 27, 2018 until 3:30 p.m. ET, August 25, 2018. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 7935614.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.2 billion in 2017, employs approximately 12,300 people worldwide and maintains a presence in 42 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for the Company’s business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information in this release are made as of the date (except where noted otherwise), and the Company undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to the U.K.’s referendum vote whereby the U.K. citizens voted to withdraw from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. Other factors, risks and uncertainties relating to our acquisition of Bureau van Dijk could cause our actual results to differ, perhaps materially, from those indicated by these forward-looking statements, including risks relating to the integration of Bureau van Dijk’s operations, products and employees into Moody’s and the possibility that anticipated synergies and other benefits of the acquisition will not be realized in the amounts anticipated or will not be realized within the expected timeframe; risks that the acquisition could have an adverse effect on the business of Bureau van Dijk or its prospects, including, without limitation, on relationships with vendors, suppliers or customers; claims made, from time to time, by vendors, suppliers or customers; changes in the European or global marketplaces that have an adverse effect on the business of Bureau van Dijk. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2017, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

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1 Refer to the tables at the end of this press release for a reconciliation of GAAP to all adjusted and organic measures mentioned throughout this press release.

Table 1 - Consolidated Statements Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2018	2017	2018	2017
Amounts in millions, except per share amounts

Revenue	$1,175.1	$1,000.5	$2,301.8	$1,975.7

Expenses:
Operating	320.2	284.8	635.1	560.1
Selling, general and administrative	270.5	216.1	541.6	436.8
Depreciation and amortization	48.4	32.9	97.5	65.4
Acquisition-Related Expenses	2.0	6.6	2.8	6.6
Total expenses	641.1	540.4	1,277.0	1,068.9

Operating income	534.0	460.1	1,024.8	906.8
Non-operating (expense) income, net
Interest expense, net	(53.4)	(49.7)	(104.1)	(97.1)
Other non-operating income (expense), net	14.9	10.4	15.9	2.7
CCXI Gain	-	-	-	59.7
Purchase price hedge gain	-	41.2	-	41.2
Total non-operating income (expense), net	(38.5)	1.9	(88.2)	6.5
Income before provision for income taxes	495.5	462.0	936.6	913.3
Provision for income taxes	117.6	148.4	181.9	253.8
Net income	377.9	313.6	754.7	659.5
Less: net income attributable to noncontrolling interests	1.7	1.4	5.6	1.7
Net income attributable to Moody's Corporation	$376.2	$312.2	$749.1	$657.8

Earnings per share attributable to Moody's common shareholders
Basic	$1.96	$1.63	$3.91	$3.44
Diluted	$1.94	$1.61	$3.85	$3.39

Weighted average number of shares outstanding
Basic	191.9	191.0	191.6	191.1
Diluted	194.4	193.8	194.5	194.1

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Amounts in millions	2018	2017	2018	2017

Moody's Investors Service
Corporate Finance	$377.6	$355.8	$755.3	$708.6
Structured Finance	141.6	119.2	271.3	219.4
Financial Institutions	120.6	102.4	234.9	214.7
Public, Project and Infrastructure Finance	108.1	104.7	201.3	202.8
MIS Other	4.4	4.6	9.4	9.4
Intersegment royalty	30.6	27.0	60.4	53.0
Sub-total MIS	782.9	713.7	1,532.6	1,407.9
Eliminations	(30.6)	(27.0)	(60.4)	(53.0)
Total MIS revenue	752.3	686.7	1,472.2	1,354.9

Moody's Analytics
Research, Data and Analytics	279.9	180.9	549.1	356.3
Enterprise Risk Solutions	105.5	97.3	205.6	193.2
Professional Services	37.4	35.6	74.9	71.3
Intersegment revenue	2.4	3.8	7.4	7.5
Sub-total MA	425.2	317.6	837.0	628.3
Eliminations	(2.4)	(3.8)	(7.4)	(7.5)
Total MA revenue	422.8	313.8	829.6	620.8

Total Moody's Corporation revenue	$1,175.1	$1,000.5	$2,301.8	$1,975.7

Moody's Corporation revenue by geographic area
United States	$625.4	$567.8	$1,223.1	$1,145.6
International	549.7	432.7	1,078.7	830.1

	$1,175.1	$1,000.5	$2,301.8	$1,975.7

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	June 30,	December 31,
	2018	2017
Amounts in millions

Cash and cash equivalents	$1,314.5	$1,071.5
Short-term investments	101.2	111.8
Total current assets	2,839.7	2,580.6
Non-current assets	5,911.9	6,013.6
Total assets	8,751.6	8,594.2
Total current liabilities (1)	1,843.9	2,063.3
Total debt (2)	5,324.0	5,540.5
Other long-term liabilities	1,513.4	1,534.7
Total shareholders' equity (deficit)	460.1	(114.9)

Total liabilities and shareholders' equity (deficit)	8,751.6	8,594.2

Actual number of shares outstanding	191.9	191.0

(1) The June 30, 2018 and December 31, 2017 amounts include $389.8 million and $429.4 million, respectively, of debt and commercial paper classified as a current liability as the maturities are within twelve months of the balance sheet date.
(2) Includes debt classified in both current liabilities and long-term debt.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:
	June 30, 2018
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$(7.3)	$(0.8)	$(0.9)	$491.0
4.50% 2012 Senior Notes, due 2022	500.0	(2.8)	(1.8)	(1.6)	493.8
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.7)	(2.2)	496.1
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	(4.4)	(0.2)	(0.7)	444.7
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.6)	597.7
1.75% 2015 Senior Notes, due 2027	583.8	-	-	(3.3)	580.5
2.75% 2017 Senior Notes, due 2021	500.0	-	(1.1)	(2.9)	496.0
2017 Floating Rate Senior Notes, due 2018	300.0	-	-	(0.1)	299.9
2.625% 2017 Senior Notes, due 2023	500.0	-	(1.0)	(3.2)	495.8
3.25% 2017 Senior Notes, due 2028	500.0	-	(5.0)	(3.8)	491.2
3.25% 2018 Senior Notes, due 2021	300.0	-	(0.4)	(1.7)	297.9
2017 Term Loan Facility, due 2020	50.0	-	-	(0.5)	49.5
Commercial Paper	90.0	-	(0.1)	-	89.9
Total debt	$5,373.8	$(14.5)	$(8.8)	$(26.5)	$5,324.0
Current portion					(389.8)
Total long-term debt					$4,934.2

	December 31, 2017
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$-	$(1.0)	$(1.2)	$497.8
4.50% 2012 Senior Notes, due 2022	500.0	(0.8)	(2.0)	(1.7)	495.5
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.8)	(2.4)	495.8
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	(2.2)	(0.2)	(1.1)	446.5
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.7)	597.6
1.75% 2015 Senior Notes, due 2027	600.4	-	-	(3.6)	596.8
2.75% 2017 Senior Notes, due 2021	500.0	-	(1.3)	(3.2)	495.5
2017 Floating Rate Senior Notes, due 2018	300.0	-	-	(0.5)	299.5
2.625% 2017 Senior Notes, due 2023	500.0	-	(1.1)	(3.5)	495.4
3.25% 2017 Senior Notes, due 2028	500.0	-	(5.2)	(3.9)	490.9
2017 Term Loan Facility, due 2020	500.0	-	-	(0.7)	499.3
Commercial Paper	130.0	-	(0.1)	-	129.9
Total debt	$5,580.4	$(3.0)	$(9.4)	$(27.5)	$5,540.5
Current portion					(429.4)
Total long-term debt					$5,111.1

(1) The Company has entered into interest rate swaps on the 2010 Senior Notes, the 2012 Senior Notes, the 2014 Senior Notes (5-Year) and the 2017 Senior Notes due 2021.

Table 5 - Non-Operating (Expense) Income, Net

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2018	2017	2018	2017
Amounts in millions

Interest:
Expense on borrowings	$(49.4)	$(46.4)	$(100.7)	$(91.1)
Income	3.4	4.6	6.6	8.7
UTPs and other tax related liabilities	(2.8)	(3.4)	(1.0)	(5.5)
Net periodic pension costs-interest component(1)	(4.9)	(4.7)	(9.6)	(9.7)
Interest Capitalized	0.3	0.2	0.6	0.5
Total interest expense, net	$(53.4)	$(49.7)	$(104.1)	$(97.1)
Other non-operating (expense) income, net:
FX gain (loss)	$6.2	$3.8	$0.3	$(5.8)
Net periodic pension costs - other components(1)	2.9	2.1	5.2	3.8
Joint venture income	4.6	4.0	5.9	5.0
Other	1.2	0.5	4.5	(0.3)
Other non-operating (expense) income, net	14.9	10.4	15.9	2.7
CCXI Gain (2)	-	-	-	59.7
Purchase Price Hedge Gain (3)	-	41.2	-	41.2
Total non-operating (expense) income, net	$(38.5)	$1.9	$(88.2)	$6.5

(1) The Company adopted a new accounting standard relating to the accounting for pension costs in the first quarter of 2018 whereby all components of pension expense except for the service cost component are required to be presented in other non-operating income (expense). The service cost component continues to be reported as a component of operating and selling, general and administrative (SG&A) expense. This standard required retrospective adoption resulting in the reclassification of prior period results.

(2) Reflects the non-cash, non-taxable gain from a strategic realignment and expansion involving Moody's China affiliate, China Cheng Xin International Credit Rating Co. Ltd.
(3) Reflects a gain on a foreign currency collar to economically hedge the Bureau van Dijk euro-denominated purchase price.

Table 6 - Financial Information by Segment

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization and Acquisition-Related Expenses.

	Three Months Ended June 30,
	2018				2017 (1)
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated

Revenue	$782.9	$425.2	$(33.0)	$1,175.1	$713.7	$317.6	$(30.8)	$1,000.5
Operating, selling, general and administrative expense	303.6	320.1	(33.0)	590.7	289.7	242.0	(30.8)	500.9
Adjusted operating income	479.3	105.1	-	584.4	424.0	75.6	-	499.6
Depreciation and amortization	16.7	31.7	-	48.4	18.9	14.0	-	32.9
Acquisition-Related Expenses	-	2.0	-	2.0	-	6.6	-	6.6
Operating income	$462.6	$71.4	$-	$534.0	$405.1	$55.0	$-	$460.1
Adjusted operating margin	61.2%	24.7%		49.7%	59.4%	23.8%		49.9%
Operating margin	59.1%	16.8%		45.4%	56.8%	17.3%		46.0%

	Six Months Ended June 30,
	2018				2017 (1)
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated

Revenue	$1,532.6	$837.0	$(67.8)	$2,301.8	$1,407.9	$628.3	$(60.5)	$1,975.7
Operating, selling, general and administrative expense	614.0	630.5	(67.8)	1,176.7	575.9	481.5	(60.5)	996.9
Adjusted operating income	918.6	206.5	-	1,125.1	832.0	146.8	-	978.8
Depreciation and amortization	33.5	64.0	-	97.5	37.8	27.6	-	65.4
Acquisition-Related Expenses	-	2.8	-	2.8	-	6.6	-	6.6
Operating income	$885.1	$139.7	$-	$1,024.8	$794.2	$112.6	$-	$906.8
Adjusted operating margin	59.9%	24.7%		48.9%	59.1%	23.4%		49.5%
Operating margin	57.8%	16.7%		44.5%	56.4%	17.9%		45.9%

(1) Pursuant to the adoption of a new accounting standard relating to pension accounting, which required retrospective adoption, only the service cost component of net periodic pension expense will be classified within operating and SG&A expenses with the remaining components being classified as non-operating expenses. Prior period segment results have been restated to reflect this reclassification. Accordingly, operating and SG&A expenses for MIS and MA for the three months ended June 30, 2017 were reduced by $1.7 million and $0.9 million. For the six months ended June 30, 2017 operating and SG&A expenses for MIS and MA were reduced by $3.8 million and $2.1 million, respectively.

Table 7 - Transaction and Relationship Revenue

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, training and certification services, and research and analytical engagements.

	Three Months Ended June 30,
Amounts in millions	2018			2017
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$274.3	$103.3	$377.6	$262.5	$93.3	$355.8
	73%	27%	100%	74%	26%	100%
Structured Finance	$95.3	$46.3	$141.6	$75.2	$44.0	$119.2
	67%	33%	100%	63%	37%	100%
Financial Institutions	$56.2	$64.4	$120.6	$43.9	$58.5	$102.4
	47%	53%	100%	43%	57%	100%
Public, Project and Infrastructure Finance	$69.7	$38.4	$108.1	$67.2	$37.5	$104.7
	64%	36%	100%	64%	36%	100%
MIS Other	$0.4	$4.0	$4.4	$0.3	$4.3	$4.6
	9%	91%	100%	7%	93%	100%
Total MIS	$495.9	$256.4	$752.3	$449.1	$237.6	$686.7
	66%	34%	100%	65%	35%	100%
Moody's Analytics	$66.5	$356.3	$422.8	$62.8	$251.0	$313.8
	16%	84%	100%	20%	80%	100%
Total Moody's Corporation	$562.4	$612.7	$1,175.1	$511.9	$488.6	$1,000.5
	48%	52%	100%	51%	49%	100%

	Six Months Ended June 30,
Amounts in millions	2018			2017
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$549.2	$206.1	$755.3	$523.1	$185.5	$708.6
	73%	27%	100%	74%	26%	100%
Structured Finance	$178.4	$92.9	$271.3	$132.7	$86.7	$219.4
	66%	34%	100%	60%	40%	100%
Financial Institutions	$106.2	$128.7	$234.9	$97.3	$117.4	$214.7
	45%	55%	100%	45%	55%	100%
Public, Project and Infrastructure Finance	$124.1	$77.2	$201.3	$126.4	$76.4	$202.8
	62%	38%	100%	62%	38%	100%
MIS Other	$1.0	$8.4	$9.4	$0.6	$8.8	$9.4
	11%	89%	100%	6%	94%	100%
Total MIS	$958.9	$513.3	$1,472.2	$880.1	$474.8	$1,354.9
	65%	35%	100%	65%	35%	100%
Moody's Analytics	$127.3	$702.3	$829.6	$127.4	$493.4	$620.8
	15%	85%	100%	21%	79%	100%
Total Moody's Corporation	$1,086.2	$1,215.6	$2,301.8	$1,007.5	$968.2	$1,975.7
	47%	53%	100%	51%	49%	100%

Adjusted Financial Measures

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such adjusted financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These adjusted measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these adjusted measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin

The Company presents Adjusted Operating Income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s. Adjusted Operating Income excludes depreciation and amortization and Acquisition-Related Expenses. Depreciation and amortization are excluded because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk and are excluded due to the material nature of these expenses on an annual basis which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort. Acquisition-Related Expenses from previous acquisitions were not material. Management believes that the exclusion of depreciation and amortization and Acquisition-Related Expenses, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Amounts in millions	2018	2017	2018	2017
Operating income	$534.0	$460.1	$1,024.8	$906.8
Depreciation & amortization	48.4	32.9	97.5	65.4
Acquisition-Related Expenses	2.0	6.6	2.8	6.6
Adjusted operating income	$584.4	$499.6	$1,125.1	$978.8
Operating margin	45.4%	46.0%	44.5%	45.9%
Adjusted operating margin	49.7%	49.9%	48.9%	49.5%

Table 9 - Free Cash Flow

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Six Months Ended
	June 30,
Amounts in millions	2018	2017
Net cash flows provided by (used in) operating activities	$777.3	$(40.6)
Capital additions	(37.9)	(42.8)
Free cash flow	$739.4	$(83.4)
Net cash flows (used in) provided by investing activities	$(45.3)	$39.9
Net cash flows (used in) provided by financing activities	$(467.6)	$1,170.5

Table 10 - Organic Revenue and Growth Measures

The Company presents the organic revenue and growth for the MA segment and the RD&A LOB because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth of the Company's MA segment and RD&A LOB excluding the revenue impacts from Bureau van Dijk, a material acquisition. The organic revenue and growth in the three months ended and six months ended June 30, 2018 both exclude revenue from Bureau van Dijk, which was acquired in August 2017. The Company calculates organic revenue and growth by excluding $80.0 million and $153.5 million of revenue from Bureau van Dijk in the second quarter and the first half of 2018, respectively (which is net of an approximate $6 million and $16 million reduction, respectively, to revenue due to a $53 million fair value adjustment, as part of acquisition accounting, to acquired deferred revenue). Below is a reconciliation of the Company’s organic dollar revenue and growth rates:

	Three Months Ended June 30,				Six Months Ended June 30,
Amounts in millions	2018	2017	Change	Growth	2018	2017	Change	Growth
MA revenue	$422.8	$313.8	$109.0	35%	$829.6	$620.8	$208.8	34%
Bureau van Dijk revenue	(80.0)	-	(80.0)		(153.5)	-	(153.5)
Organic MA revenue	$342.8	$313.8	$29.0	9%	$676.1	$620.8	$55.3	9%

	Three Months Ended June 30,
Amounts in millions	2018	2017	Change	Growth
RD&A revenue	$279.9	$180.9	$99.0	55%
Bureau van Dijk revenue	(80.0)	-	(80.0)
Organic RD&A revenue	$199.9	$180.9	$19.0	11%

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders

Beginning in the third quarter of 2017, the Company modified this adjusted measure to exclude the impact of amortization of acquired intangible assets as companies utilize intangible assets with different ages and have different methods of acquiring and amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Also, management believes that excluding acquisition-related amortization expense provides additional perspective when comparing operating results from period to period, and with both acquisitive and nonacquisitive peer companies.

In addition to excluding acquisition-related amortization expense, adjusted net income and adjusted diluted earnings per share exclude the CCXI Gain, the Purchase Price Hedge Gain and Acquisition-Related Expenses. The Company excludes these items to provide additional perspective on the Company’s operating results from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods. Additionally, the Acquisition-Related Expenses are excluded due to the material nature of these expenses on an annual basis which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort relating to Bureau van Dijk. Acquisition-Related Expenses from previous acquisitions were not material.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three months ended June 30,				Six months ended June 30,
Amounts in millions	2018		2017		2018		2017
Net income attributable to Moody's common shareholders		$376.2		$312.2		$749.1		$657.8
CCXI Gain		-		-		-		(59.7)
Pre-Tax Purchase Price Hedge Gain	$-		$(41.2)		$-		$(41.2)
Tax on Purchase Price Hedge Gain	-		15.9		-		15.9
Net Purchase Price Hedge Gain		-		(25.3)		-		(25.3)
Pre-Tax Acquisition-Related Expenses	$2.0		$6.6		$2.8		$6.6
Tax on Acquisition-Related Expenses	(0.4)		-		(0.6)		-
Net Acquisition-Related Expenses (1)		1.6		6.6		2.2		6.6
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$25.1		$8.6		$50.8		$17.1
Tax on Acquisition-Related Intangible Amortization Expenses	(5.6)		(2.4)		(11.5)		(4.7)
Net Acquisition-Related Intangible Amortization Expenses		19.5		6.2		39.3		12.4
Adjusted Net Income		$397.3		$299.7		$790.6		$591.8

	Three months ended June 30,				Six months ended June 30,
	2018		2017		2018		2017
Earnings per share attributable to Moody's common shareholders		$1.94		$1.61		$3.85		$3.39
CCXI Gain		-		-		-		(0.31)
Pre-Tax Purchase Price Hedge Gain	$-		$(0.21)		$-		$(0.21)
Tax on Purchase Price Hedge Gain	-		0.08		-		0.08
Net Purchase Price Hedge Gain		-		(0.13)		-		(0.13)
Pre-Tax Acquisition-Related Expenses	$0.01		$0.03		$0.01		$0.04
Tax on Acquisition-Related Expenses	-		-		-		-
Net Acquisition-Related Expenses (1)		0.01		0.03		0.01		0.04
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$0.13		$0.04		$0.26		$0.09
Tax on Acquisition-Related Intangible Amortization Expenses	(0.04)		-		(0.06)		(0.03)
Net Acquisition-Related Intangible Amortization Expenses		0.09		0.04		0.20		0.06
Adjusted Diluted EPS		$2.04		$1.55		$4.06		$3.05

(1) Certain of these Acquisition-Related Expenses are not deductible for tax.

Table 12 - 2018 Outlook

Moody’s outlook for 2018 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.32 to £1 and for the euro (€) of $1.17 to €1.

Full Year 2018 Moody's Corporation Guidance as of July 27, 2018

MOODY'S CORPORATION	Current guidance	Last publicly disclosed guidance
Revenue	increase in the high-single-digit percent range	increase in the low-double-digit percent range
Operating expenses	increase in the high-single-digit percent range	increase in the low-double-digit percent range
Depreciation & amortization	approximately $195 million	approximately $200 million
Operating margin	approximately 44%	43% - 44%
Adjusted operating margin(1)	48% - 49%	approximately 48%
Effective tax rate	22% - 23%	NC
Diluted EPS	$7.20 to $7.40	NC
Adjusted Diluted EPS(1)	$7.65 to $7.85	NC
Capital expenditures	approximately $105 million	approximately $120 million
Operating cash flow	approximately $1.7 billion	NC
Free cash flow(1)	approximately $1.6 billion	NC
Share repurchases	approximately $200 million (subject to available cash, market conditions and other ongoing capital allocation decisions)	NC
NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
Note: All last publicly disclosed guidance is as of April 27, 2018.
(1) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable GAAP measure.

Full Year 2018 Moody's Corporation Guidance as of July 27, 2018

MIS	Current guidance	Last publicly disclosed guidance
MIS global	increase in the mid-single-digit percent range	NC
MIS U.S.	increase in the low-single-digit percent range	NC
MIS non-U.S.	increase in the mid-single-digit percent range	increase in the high-single-digit percent range
CFG	increase in the low-single-digit percent range	increase in the mid-single-digit percent range
SFG	increase in the low-double-digit percent range	increase in the high-single-digit percent range
FIG	increase in the mid-single-digit percent range	NC
PPIF	decrease in the mid-single-digit percent range	decrease in the low-single-digit percent range
MA
MA global(2)	increase in the low-twenties percent range	increase in the mid-twenties percent range
MA U.S.	increase in the high-single-digit percent range	increase in the low-double-digit percent range
MA non-U.S.	increase in the low-thirties percent range	increase in the mid-thirties percent range
RD&A(2)	increase in the high-thirties percent range	increase approximately 40%
ERS	decrease in the low-single-digit percent range	increase in the low-single-digit percent range
PS	increase in the high-single-digit percent range	NC
NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
Note: All last publicly disclosed guidance is as of April 27, 2018.
(2) Organic MA global revenue is now expected to increase in the high-single-digit percent range and organic RD&A revenue is now expected to increase in the low-teens percent range.

Table 12 - 2018 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Projected for the Year Ended
December 31, 2018
Operating margin guidance	Approximately 44%
Depreciation and amortization	Approximately 4.0%
Acquisition-Related Expenses	Approximately 0.5%
Adjusted operating margin guidance	48% - 49%

Projected for the Year Ended
December 31, 2018
Operating cash flow guidance	Approximately $1.7 billion
Less: Capital expenditures	Approximately $105 million
Free cash flow guidance	Approximately $1.6 billion

Projected for the Year Ended
December 31, 2018
MA global revenue	Increase in the low-twenties percent range
(Partial year impact of Bureau van Dijk)
Organic MA global revenue	Increase in the high-single-digit percent range

Projected for the Year Ended
December 31, 2018
RD&A revenue	Increase in the high-thirties percent range
(Partial year impact of Bureau van Dijk)
Organic RD&A revenue	Increase in the low-teens percent range

Projected for the Year Ended
December 31, 2018
Diluted EPS	$7.20 to $7.40
Acquisition-Related Intangible Amortization Expenses	Approximately $0.40
Acquisition-Related Expenses	Approximately $0.05
Adjusted diluted EPS	$7.65 to $7.85

CONTACT:
Stephen Maire
Global Head of Investor Relations and Communications
212.553.7424
stephen.maire@moodys.com
or
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com